UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2005

SAXON CAPITAL, INC.
(Exact name of registrant as specified in its charter)

_____________________________

Maryland (State or other jurisdiction of Incorporation)	001-32447 (Commission File Number)	30-0228584 (I.R.S. Employer Identification No.)
4860 Cox Road, Suite 300 Glen Allen, Virginia (Address of principal executive offices)		23060 (Zip Code)

Registrant’s telephone number, including area code (804) 967-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2005, the Board of Directors of Saxon Capital, Inc. (the “Company”) and its the Compensation Committee approved the adoption of the 2005 Change in Control Plan (the “Plan”), completing several months of work on this project. The Plan is designed to motivate and retain key officers and employees in the event of a Change in Control. A copy of the Plan is annexed hereto as Exhibit 99.1 and the following description is qualified in its entirety by reference to the Plan.

A “Change in Control” means for purposes of the Plan an acquisition by, a merger or consolidation of the Company with, the sale of substantially all of the assets of the Company to, or the acquisition of voting control of the Company’s stock by, any person or any entity in which the stockholders of the Company immediately prior to the effective date of such Change in Control do not own a majority of the outstanding shares of the capital stock of the surviving entity after such Change in Control. Notwithstanding the foregoing, none of the following shall constitute a Change in Control: (a) a public offering of the Company’s securities; or (b) a transaction the sole purpose of which is to: (i) change the state of the Company’s incorporation; or (ii) effect a conversion from or to a real estate investment trust or similar change of tax structure.

The Compensation Committee and the Board of Directors designated 29 officers of the Company and its direct and indirect subsidiaries as Participants in the Plan, including Michael L. Sawyer, Chief Executive Officer; Robert B. Eastep, Executive Vice President and Chief Financial Officer, David L. Dill, President of Saxon Mortgage Services, Inc.; James V. Smith, President of Saxon Mortgage, Inc. and America’s MoneyLine, Inc.; Richard D. Shepherd, Executive Vice President, General Counsel and Secretary; W. Michael Head, Senior Vice President and Director of Human Capital; Mark E. Trentmann, Sr., Senior Vice President and Corporate Chief Information Officer and 22 designated senior vice presidents of the Company and its direct and indirect subsidiaries. The Plan provides that 90 days following a Change in Control, barring a Participant’s resignation other than for “Good Reason” (as defined in the Plan), or death or disability, or termination for “Cause” (as defined in the Plan) during such 90 days, the Company will pay to each Participant, other than Messrs. Sawyer, Eastep, Dill, or Smith, an amount equal to 75% of the sum of the Participant’s Base Salary and Target Bonus. In addition, the Plan provides that in the event any Participant, including Messrs. Sawyer, Eastep, Dill, and Smith, were terminated without Cause by the Company within 12 months following a Change in Control, or resigns for Good Reason, then the Company will pay to the Participant a severance payment equal to 75% (or, in the cases of Messrs, Eastep, Dill, or Smith 150%, or in the case of Mr. Sawyer, 100%) of the sum of the Participant’s Base Salary and Target Bonus. The payments provided by the Plan would be in addition to the payments to which Messrs. Sawyer, Eastep, Dill, and Smith would be entitled pursuant to their respective Employment Agreements in the event of a “change in control” (as that term is defined in those Employment Agreements).

The Plan further provides that in the event a Participant is terminated as described above or resigns for Good Reason following a Change in Control, the Company will provide to the Participant and/or Participant’s family with medical, dental and vision benefits at least equal to and on terms no less favorable (including with respect to any required contribution by the Participant) than those which would have been provided to the Participant for a period of 18 months (or, in the cases of Messrs, Eastep, Dill, or Smith for a period of an additional year after the one-year benefits extension period contained in their Employment Agreements, or in the case of Mr. Sawyer, for an additional two years after the one-year benefits extension period contained in his Employment Agreement).

The Company may terminate or amend the Plan, but no termination or amendment that is materially adverse to a Participant may be effective without the written consent of the Participant, provided that a termination or an amendment may be adopted without the consent of an affected Participant if it is adopted on or before June 30 of a given year and does not become effective until after the end of that year, and no Change in Control has occurred prior to the time such termination or amendment becomes effective.

Item 9.01. Financial Statements and Exhibits

(c)   Exhibits

99.1     Change in Control Plan, dated December 4, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2005	SAXON CAPITAL, INC. By: /s/Robert B. Eastep Robert B. Eastep Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibits

Exhibit 99.1	Change in Control Plan, dated December 4, 2005.